 Exhibit 99.1

For Immediate Release

FIRST CONNECTICUT BANCORP ELECTS JOHN GREEN AS DIRECTOR

FARMINGTON, CT – August 25, 2015 – First Connecticut Bancorp, Inc. (NASDAQ: FBNK), the publicly owned holding company of Farmington Bank, today announced the election of John A. Green to the respective Boards of Directors of the Corporation and the Bank.

"John's extensive experience as both a leader of a successful, multi-generational family business and a tireless volunteer for many nonprofit organizations makes him a wonderful addition to our boards of directors," said John J. Patrick, Jr., chairman of the board of directors of First Connecticut Bancorp and chairman, president and CEO of Farmington Bank.  "In addition, John's leadership of a successful retail business in today's changing retail climate will be a valuable asset in the board room as we continue Farmington Bank's organic growth strategy."

With today's election of Green, both Boards of Directors of First Connecticut Bancorp and Farmington Bank now stand at eight members.

Green graduated from Boston College in 1978 and from the Gemological Institute of America (GIA) in 1979.  He earned the titles of Registered Jeweler (RJ) and Certified Gemologist Appraiser (CGA) with the American Gem Society (AGS) in 1981.  In 1992 Green was elected President and Chief Executive Officer of Lux Bond & Green.

Today Lux Bond & Green, established in 1898 by Green's great grandfather, has grown to seven locations in Connecticut and Massachusetts with over 100 employees.

Green has served on many non-profit organizations and leadership positions within the Hartford community including the Connecticut Historical Society, Old State House, Greater Hartford Convention and Visitors Bureau, Connecticut Science Center, Bushnell Park Foundation, TheaterWorks, The Hartford Ballet, The Hartford Downtown Council, Young Presidents Organization, Connecticut Business and Industry Association, and The Connecticut Bank & Trust Company. Currently, Green serves as treasurer on the Saint Francis Hospital Foundation and a member of the economic development committee of the West Hartford Chamber of Commerce.

Green and his family reside in West Hartford.

Farmington Bank is a full-service community bank with 22 branch locations throughout central Connecticut, offering commercial and residential lending as well as wealth management services in Connecticut and western Massachusetts. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank, with assets of $2.6 billion, is a wholly-owned subsidiary of First Connecticut Bancorp, Inc. (Nasdaq:FBNK). For more information about Farmington Bank, visit farmingtonbankct.com.

CONTACT:	Jennifer H. Daukas
Investor Relations Officer
One Farm Glen Boulevard, Farmington, CT 06032
P 860-284-6359 | F 860-409-3316
jdaukas@farmingtonbankct.com
farmingtonbankct.com